Exhibit 10.7

AMENDMENT NO. 2

TO FOURTH AMENDED AND RESTATED

FLOW SERVICING AGREEMENT

This Amendment No. 2 is entered into as of June 4, 2021 and effective as of April 1, 2021 to the Fourth Amended and Restated Flow Servicing Agreement (this “Amendment”) dated June 30, 2020 and effective as of July 1, 2020, by and between PennyMac Loan Services, LLC, a Delaware limited liability company (the “Servicer”), and PennyMac Operating Partnership, L.P., a Delaware limited partnership (the “Owner”).

RECITALS

WHEREAS, the Servicer and the Owner are parties to that certain Fourth Amended and Restated Flow Servicing Agreement, dated as of June 30, 2020 (the “Existing Servicing Agreement” and, as amended by this Amendment, the “Servicing Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Servicing Agreement.

WHEREAS, the Servicer and the Owner have agreed, subject to the terms and conditions of this Amendment, that the Existing Servicing Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Servicing Agreement.

NOW, THEREFORE, in consideration of the mutual premises and mutual obligations set forth herein, the Servicer and the Owner hereby agree that the Existing Servicing Agreement is hereby amended as follows:

SECTION 1. Exhibits.

1.1Exhibit 9 of the Existing Servicing Agreement is hereby amended by deleting it in its entirety and replacing it with the form attached hereto as Exhibit A.

SECTION 2.Conditions Precedent. This Amendment shall retroactive effect as of the effective date first set forth above (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:

2.1Delivered Documents. On or prior to the entered-into-date first written above (“Entry Date”), each party shall have received the following documents, each of which shall be satisfactory to such party in form and substance:

a)	this Amendment, executed and delivered by duly authorized officers of the Servicer and the Owner; and
b)	such other documents as such party or counsel to such party may reasonably request.

2.2Representations and Warranties. On and prior to the Entry Date, each party shall be in compliance in all material respects with all the terms and provisions set forth in the Existing Servicing Agreement on its part to be observed or performed.

SECTION 3.Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Servicing Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 4. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 5.Counterparts. This Amendment may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.

SECTION 6.Conflicts. The parties hereto agree that in the event there is any conflict between the terms of this Amendment, and the terms of the Existing Servicing Agreement, the provisions of this Amendment shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

PENNYMAC OPERATING PARTNERSHIP, L.P., a Delaware limited partnership
(Owner)
By: PENNYMAC GP OP, INC.,
its General Partner

By:	/s/ Daniel S. Perotti
Name:	Daniel S. Perotti
Title:	Senior Managing Director and
Chief Financial Officer

PENNYMAC LOAN SERVICES, LLC, a Delaware limited liability company
(Servicer)

By:	/s/ Steve Bailey
Name:	Steve Bailey
Title:	Senior Managing Director and
Chief Mortgage Operations Officer

EXHIBIT 9

TERM SHEET

THIRD PARTY LOANS

BASE SERVICING FEES

(per loan)

With respect to each Mortgage Loan that is a Third Party Loan and not a Distressed Whole Loan, the Base Servicing Fee shall be:

(i)if such Mortgage Loan is a Fixed-Rate Mortgage Loan, $7.50; or

(ii)if such Mortgage Loan is an Adjustable-Rate Mortgage Loan, $8.50.

ADDITIONAL SERVICING FEES

(per loan)

With respect to each Mortgage Loan that is a Third Party Loan, the Additional Servicing Fee shall be one of the following:

(i)if, as of the first day of the relevant month, such Mortgage Loan is not delinquent, or is delinquent by less than 30 days, and no bankruptcy proceeding is pending by or against the Mortgagor, 0;

(ii)if, as of the first day of the relevant month, such Mortgage Loan is delinquent by 30 days or more and less than 60 days, and no bankruptcy proceeding is pending by or against the Mortgagor and no foreclosure proceeding has been initiated, $10.00;

(iii)if, as of the first day of the relevant month, such Mortgage Loan is delinquent by 60 days or more and less than 90 days, and no bankruptcy proceeding is pending by or against the Mortgagor and no foreclosure proceeding has been initiated, $20.00;

(iv)if, as of the first day of the relevant month, such Mortgage Loan is delinquent by 90 days or more, and no bankruptcy proceeding is pending by or against the Mortgagor and no foreclosure proceeding has been initiated, $50.00;

(v)if, as of the first day of the relevant month, a bankruptcy proceeding is pending by or against the Mortgagor, $45.00;

(vi)if, as of the first day of the relevant month, foreclosure proceedings have been commenced and the Mortgaged Property has not become an REO Property, $55.00; or

(vii)if, as of the first day of the relevant month, the Mortgaged Property has become an REO Property, $75.00.

DISTRESSED WHOLE LOANS

BASE SERVICING FEES

(per loan)

With respect to each Mortgage Loan that is a Distressed Whole Loan, the Base Servicing Fee shall be one of the following:

(i)if, as of the first day of the relevant month, such Mortgage Loan is not delinquent, or is delinquent by less than 30 days, and no bankruptcy proceeding is pending by or against the Mortgagor, $30.00;

(ii)if, as of the first day of the relevant month, such Mortgage Loan is delinquent by 30 days or more and less than 90 days, and no bankruptcy proceeding is pending by or against the Mortgagor and no foreclosure proceeding has been initiated, $60.00;

(iii)if, as of the first day of the relevant month, such Mortgage Loan is delinquent by 90 days or more, and no bankruptcy proceeding is pending by or against the Mortgagor and no foreclosure proceeding has been initiated, $90.00;

(iv)if, as of the first day of the relevant month, such Mortgage Loan is not delinquent, or is delinquent by less than 30 days, and a bankruptcy proceeding is pending by or against the Mortgagor, $85.00;

(v)if, as of the first day of the relevant month, such Mortgage Loan is delinquent by 30 days or more, and a bankruptcy proceeding is pending by or against the Mortgagor, $85.00;

(vi)if, as of the first day of the relevant month, foreclosure proceedings have been commenced and the Mortgaged Property has not become an REO Property, $95.00; or

(vii)if, as of the first day of the relevant month, the Mortgaged Property has become an REO Property, $75.00.

SUPPLEMENTAL SERVICING FEES

With respect to each Mortgage Loan that is a Distressed Whole Loan, the Supplemental Servicing Fee shall be $25.00.

THIRD PARTY LOANS AND DISTRESSED WHOLE LOANS

OTHER KEY PARAMETERS

Remittance Types	Actual/Actual Basis during Interim Servicing Period

Remittance Date	See definition of Remittance Date

Servicing Advances	Servicer to be reimbursed monthly for all unpaid Servicing Advances incurred by Servicer in the prior month including Cost of Funds.

Cost of Funds on Servicing Advances	Refer to Section 5.04

Prepayment Penalties	Owner will retain 100% of the prepayment penalties.

Late Charges Collected	Servicer will retain 75% of late charges collected by Servicer

Ancillary Income	Servicer will retain 100% of all Ancillary Income

Delegated Authority	Refer to Exhibit 10

Contract Term	Refer to Section 8.01

Eligible Mortgage Loan	See definition of Eligible Mortgage Loan

ANCILLARY INCOME AND OTHER FEES

The Servicer shall be entitled to all Ancillary Income and the following Other Fees in addition to the Servicing Fee:

Third Party Loans

Setup Fee:  With respect to each Mortgage Loan, other than a Distressed Whole Loan, $10.00 if information is provided to Servicer in a format that enables electronic boarding or $25.00 if information is provided to Servicer in format that necessitates manual boarding.  With respect to each Distressed Whole Loan, $15.00 if information is provided to Servicer in format that enables electronic boarding or $25.00 if information is provided to Servicer in format that necessitates manual boarding.

Service Release Fee:  With respect to each Mortgage Loan, other than a Distressed Whole Loan, $25.00 if released on or prior to the first anniversary of boarding, $23.00 if released after the first anniversary of boarding and on or prior to the second anniversary of boarding, and $18.00 if released thereafter. With respect to each Distressed Whole Loan, $40.00.

COVID-19 Fees – Notwithstanding anything in this Agreement to the contrary, effective as of April 1, 2020, in consideration for the Servicer waiving the Additional Servicing Fees with respect to any Third Party Loan that is delinquent as a result of a COVID-19 related forbearance, the Servicer shall be entitled to the following COVID-19 Fees, as applicable, for each such Third Party Loan:

(a)	A one-time “Forbearance Set Up Fee” of $25;
(b)	A “Forbearance Monitoring Fee” of $12 per month; and
(c)

A fee of $125 for each subsequent modification characterized as a “repayment plan,” $275 for each modification characterized as a “payment deferral,” or $675 for each modification characterized as a “flex modification.”

The parties understand and agree that the Servicer’s waiver of the Additional Servicing Fees as described above shall only apply during the term of any COVID-19 related forbearance or extension thereto. If a Mortgage Loan (a) remains delinquent when the forbearance plan or extension thereto expires, or (b) becomes delinquent again after the end of a COVID-19 related forbearance or extension thereto and such new delinquency is not as a result of another COVID-19 related forbearance, then the Additional Servicing Fees shall subsequently apply. If a Mortgage Loan has more than one COVID-19 related forbearance, all of the COVID-19 Fees above shall apply to each such COVID-19 related forbearance.

If the Servicer effects a forbearance or a modification that results in any incentive payment to the Servicer or the Owner from Fannie Mae, Freddie Mac or any other third party or entity, the Servicer shall pass through to the Owner the amount of such incentive payment.

Distressed Whole Loans

Deed in Lieu Fee: $500, unless the deed in lieu is completed under the U.S. Treasury’s Home Affordable Foreclosure Alternatives initiative, in which case no Deed in Lieu Fee shall apply.

Liquidation Fee:  $1,750.00 in connection with the disposition of a Mortgage Loan (including the sale of the related Mortgage Note), $1,750.00 in connection with either the disposition of an REO Property or a Mortgaged Property through a foreclosure sale, or $1,000.00 in connection with a full payoff or $1,750.00 in connection with a discounted payoff accepted by the Servicer with respect to a Mortgage Loan, including a full or discounted payoff accepted in connection with the sale of the Mortgaged Property to a third party.

REO Property Lease Renewal Fee: $100 per lease renewed.

REO Property Rental Fee: $30 per month per REO Property.

REO Property Management Fee: Servicer's cost if property management services and/or any related software costs are outsourced to a third party property management firm or 9% of gross rental income if Servicer provides directly those property management services identified on Exhibit 12 to the Agreement.

REO Property Tenant Paid Fees: Servicer may retain any tenant paid application fee or late rent fee.

REO Property Third-Party Vendor Fees: In the event Servicer provides property management services directly, Servicer may charge Owner the Servicer's cost for support services provided by any third-party vendor that arise out of Servicer’s property management services.  Such fees may include, but are not limited to, related software, real estate broker marketing, eviction and inspection services, as well as leasing fees to the real estate broker.

Tax Service Contract: $75.00 per Mortgage Loan.

Flood Zone Service Contract: Servicer’s cost.

MERS Fee: Servicer’s cost.

Reperformance Fee:  $1,750.00 if the Mortgage Loan is brought current (after having been delinquent for a period of 90 days or more) without any modification and remains current for a consecutive period of 12 months or is sold prior to the expiration of such 12 months.

Modification Fee:  (a) $1,750.00 if the modification includes an interest rate reduction or is classified by the Servicer (acting in accordance with Accepted Servicing Practices) as a full modification, or (b) $750.00 if the modification is classified by the Servicer (acting in accordance with Accepted Servicing Practices) as a streamlined modification; or, if the Servicer participates in the U.S. Treasury’s Home Affordable Modification program (or other similar mortgage loan modification programs) and enters into a transaction involving the Mortgage Loan that results in the payment or retention of any incentive payment to the Servicer or Owner and the Servicer is not otherwise entitled to a Modification Fee as set forth above, $1,750.00.

If the Servicer enters into a transaction involving the Mortgage Loan under the U.S. Treasury Department’s Home Affordable Modification program (or other similar mortgage loan modification programs) that results in any incentive payment to the Servicer or Owner and the Servicer has already collected a Modification Fee, the Servicer shall reimburse the Owner the amount of such incentive payments.

In the event the Servicer effects a refinancing of a Distressed Whole Loan on behalf of the Owner and not through a third party lender and the resulting Mortgage Loan is readily saleable, or the Servicer originates a Mortgage Loan to facilitate the disposition of REO Property, the Servicer shall be entitled to fees and other compensation in connection with such originations based on market-based pricing and terms that are consistent with the pricing and terms offered by the

Servicer to unaffiliated third parties on a retail basis.  The amount of the compensation and the pricing and terms offered by the Servicer shall be subject to review by the Owner and the Servicer from time to time to reflect market rates.  The Owner shall reimburse the Servicer for any out of pocket expenses that the Servicer incurs in connection with any such origination, including title fees, legal fees and closing costs.